Exhibit 10.31
May 18, 2022

Personal & Confidential
Mr. Corey J. Manley
SVP, Chief Legal Officer & Corporate Secretary
C/O Omnicell, Inc.

Re: Promotion to SVP, Chief Legal Officer & Corporate Secretary

Dear Corey,

On behalf of Randy Lipps and the Board of Directors (“Board”) of Omnicell, Inc. (“Omnicell” or the “Company”), I am pleased to report that you are being promoted to the position of Senior Vice President & Chief Legal Officer, effective as of May 11, 2022. You will now report to Randall Lipps, where you will be a critical member of Randy’s Executive Leadership Team.

Effective with your promotion the Board has appointed you as an Executive Officer and Section 16(b) reporting person, effective as of May 11, 2022. The Board has also appointed you to the role of Corporate Secretary for the Company, effective as of May 18, 2022.
Promotional Consideration & Other Compensation Actions
Effective with the pay period beginning May 23, 2022, your bi-weekly salary will be $13,846.16, less payroll deductions and all required and authorized withholdings, which is an annual equivalent of $360,000.16.

You will continue to be eligible to participate in the Omnicell, Inc. 2010 Quarterly Executive Bonus Plan (“Executive Bonus Plan”) and Annual Overachievement Plan for VP Level and above. Effective May 18, 2022, you will have the opportunity to receive a bonus in the amount of up to 50% of the base salary paid to you during the quarter, pending Board approval and paid out pursuant to such Executive Bonus Plan terms, which requires that both the Company’s and your individual MBO goals are met. Please note that participation in the Executive Bonus Plan and the Annual Overachievement Plan for VP Level and above is at the discretion of the Board and that the Board reserves the right to make changes to either bonus plan at any time with or without notice.

On May 18, 2022, you were awarded a 2022 Annual LTI Equity Award for Executive Officers granted in the form of 50% Restricted Stock Units (“RSUs”) and 50% Performance Stock Units (“PSUs”) under the Omnicell, Inc. 2009 Equity Incentive Plan, as amended (the “Plan”).
Your 2022 Annual LTI Equity Award will have a targeted value of $900,000 where the number of shares granted will be based upon: (i) RSUs – by dividing 50% of the 2022 Annual LTI Equity Award value by the average closing price of the Company’s common stock for the 20 trading days immediately prior to May 18, 2022 (the “Grant Date”) as quoted on the NASDAQ National Market, and (ii) PSUs – by dividing 50% of the 2022 Annual LTI Equity Award value by the Grant Date fair value as determined by using the Monte Carlo model under ASC 718. Your 2022 Annual LTI Equity Award will have the same grant terms as the 2022 Annual LTI Equity Award granted to the other Executive Officers on February 16, 2022 with respect to the RSUs and March 14, 2022 with respect to the PSUs.

Note that your 2022 Annual LTI Equity Award and its associated vesting is further subject to your continued employment with Omnicell and the terms and conditions of the Plan, your underlying grant notice and Omnicell’s standard form of award agreement for Executive Officers of Omnicell.

As an Executive Officer, Omnicell provides an annual executive perquisite cash allowance of $6,000 (less applicable tax withholding) which is paid on a quarterly basis. This allowance may be used in your discretion for financial planning fees, health club memberships, or any other appropriate perquisite, and will not be grossed up for tax purposes. You will also be eligible to participate in Omnicell’s comprehensive executive financial counselling program for Executive Officers provided by the Ayco Company, L.P. (“Executive Financial Counseling Program”),

Exhibit 10.31
which you can commence at your convenience. Any fees incurred for the services provided to you under the Executive Financial Counselling Program will be taxable to you, and will not be grossed up for tax purposes.

Furthermore, as an Executive Officer of the Company, you are also eligible for Omnicell’s change of control benefits as set forth in Omnicell’s Amended and Restated Executive Officer Change of Control Agreement. You are also eligible to receive indemnity protection for our Executive Officers under Omnicell’s Director and Officer Indemnity Agreement, which will be provided to you separately.

If at any time your employment is terminated without “Cause” you will be eligible to receive severance pay in accordance with Omnicell’s then current Omnicell, Inc. Amended and Restated Severance Benefit Plan, effective as of March 7, 2017, as may be further amended from time to time, or such other plan as may be then in effect (“Severance Plan”), provided you agree to abide by the terms of such Severance Plan, including but not limited to agreeing to execute Omnicell’s standard release agreement. Under the current Severance Plan an Executive Officer is offered the equivalent to twelve (12) months’ salary at your base rate of pay in effect immediately prior to termination plus certain other separation benefits as outlined in the Severance Plan.
Employment at Omnicell is at-will employment, which means it may be terminated by you or by Omnicell at any time without notice or liability. In addition, Omnicell may change your position, duties, compensation, benefits, and work location from time to time at its discretion.

As an Omnicell employee, you will be expected to abide by Company policies, procedures, and acknowledge in writing that you have read and will comply with the Company’s Employee Handbook.

Corey, on behalf of Omnicell and the Board, congratulations on your promotion. We look forward to your significant contributions, outstanding leadership, and ongoing exceptional service to the Company for years to come.

Sincerely,

s/Christine Mellon
Christine Mellon
EVP – Chief People Officer
Omnicell, Inc.
.

Copy to: Randall Lipps – Chairman, President, CEO and Founder, Omnicell, Inc.
Joanne Bauer, Lead Independent Director and Chair, Compensation Committee – Omnicell Board of Directors